Exhibit 99.(d)(4)(ii)

AMENDMENT #2 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #2 (“Amendment”) to the Amended and Restated Sub-Advisory Agreement (“Agreement”) dated April 1, 2014, by and between Mercer Investments LLC (formerly known as Mercer Investment Management, Inc.), a Delaware limited liability company (the “Advisor”) and Arrowstreet Capital, Limited Partnership, a Massachusetts limited partnership (the “Sub-Advisor”), is made effective as of the 18th day of June, 2019. Capitalized terms used herein and not defined have the meaning ascribed to such term in the Agreement.

RECITALS

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the Mercer Non-U.S. Core Equity Fund, a series of the Trust, under the Agreement; and

WHEREAS, the Sub-Advisor and the Advisor wish to amend the Agreement to update the investment guidelines set forth in Exhibit C to the Agreement; and

WHEREAS, Section 13 of the Agreement provides that the Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and (c) unless otherwise permitted pursuant to exemptive relief granted by the SEC or No Action position granted by the SEC or its staff, by a vote of the majority of a Fund’s outstanding securities.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit C of the Agreement, Investment Guidelines, is hereby deleted in its entirety and replaced with the new Exhibit C to this Amendment.

3.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investments LLC (fka Mercer Investment Management, Inc.)		Arrowstreet Capital, Limited Partnership

By:	/s/ Alec Rapaport	By:	/s/ Anthony W. Ryan
	Name: Alec Rapaport		Name: Anthony W. Ryan
	Title: Vice President		Title: President and CEO

NON US EQUITIES

Mercer Fund Name:	Non US Core Equity Fund
Sub-Advisor:	Arrowstreet Capital, Limited Partnership
Strategy Name:	International Equity (EAFE)

EXHIBIT C

Effective as of June ___, 2019

Statement of Investment Guidelines

Arrowstreet Capital, Limited Partnership - International Equity Strategy (EAFE)

NON US EQUITIES

Mercer Fund Name:	Non US Core Equity Fund
Sub-Advisor:	Arrowstreet Capital, Limited Partnership
Strategy Name:	International Equity (EAFE)

These guidelines and restrictions are supplemental to those incorporated into the Subadvisory Agreement, dated April 1, 2014 (as amended to date, the “Agreement”), and the Prospectus. The Sub-Advisor will have full discretion, subject to the terms hereof, to manage the Sub-Advisor Assets consistent with the investment objectives, guidelines, and restrictions stated herein and in the Agreement and Prospectus.

Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Agreement. For the purposes of these guidelines, the term Sub-Fund shall be used to describe the Sub-Advisory Assets.

Investment Objective

The investment objective of the Sub-Fund is to earn a long term rate of return, net of fees, greater than that of the MSCI EAFE Investable Market Index, Net (unhedged), in $US. In addition, the strategy will seek to maintain a residual risk or tracking error (defined as the annualized standard deviation of monthly excess returns of the Sub-Fund) over a 3-year rolling time horizon of 3.0%-7.0%.

Performance results will be monitored and evaluated on an ongoing basis. However, the Sub-Advisor’s success in achieving the foregoing objective will generally be measured over rolling three-year periods. Current and historical performance and index data are to be communicated in accordance with the CFA® Institute’s Global Investment Performance Standards (GIPS®).

Time Horizon	Market Benchmark
Rolling 3-year periods	Exceed the MSCI EAFE Investable Market Index, Net (unhedged), in $US*

* On an annualized basis

The Sub-Advisor makes no guaranty that specific investment results will be achieved, regardless of any understanding, express or implied, between the Sub-Advisor and the Advisor about the investment objectives of the Sub-Fund, Trust or the Fund.

Permissible Investments

Permissible investments shall be defined as the following:

1.	Common and preferred stocks of non-US issuers (including ADRs and GDRs) listed on established exchanges and over-the-counter (OTC) markets.

2.	Currency spot contracts;

3.	Options, futures and options on futures on currencies;

4.	Futures and options on futures on stock indices;

5.	Warrants or rights to equity securities;

6.	Securities convertible into common stock;

7.	Cash or cash-equivalent securities, including Rule 2a-7 money market mutual funds and equivalent commingled funds; U.S. Treasury Bills; commercial paper; certificates of deposit; bankers’ acceptances and repurchase agreements collateralized at a

Mercer Global Investments	3

NON US EQUITIES

Mercer Fund Name:	Non US Core Equity Fund
Sub-Advisor:	Arrowstreet Capital, Limited Partnership
Strategy Name:	International Equity (EAFE)

minimum of 102% (plus accrued interest) by U.S. Treasury or Agency securities, and cash sweep vehicles approved by the Fund;

8.	Unlisted securities and private placements may only be held if acquired through corporate actions or other passive activities or as otherwise permitted herein with respect to participation notes;

9.	Investment companies, including exchange traded funds (ETFs)

10.	IPOs, rights and participation notes (both listed and unlisted)

11.	Non-EAFE Securities: The Sub-Fund will primarily invest in equity securities in the Sub-Fund’s Benchmark and opportunistically in equity securities outside of the Sub-Fund’s Benchmark. The Sub-Fund may invest in securities of issuers from countries outside of the Benchmark, including but not limited to Canada, emerging and / or frontier market countries.

Investments in countries outside of the Benchmark will be limited to a maximum of 10% of the market value of the Sub-Fund.

Diversification and Asset Allocation

12.	With respect to 75% of total assets, investment in an individual issuer is limited to 5% at time of purchase of the market value of the Sub-Fund.

13.	Not more than 25% of the market value of the Sub-Fund may be invested in securities of one or more issuers in a single industry, as defined by the 6 digit MSCI Global Industry Classification Standard (GICS)® industry code, where available.

14.	Except for short periods of time (up to five business days) not more than 5% of the market value of the Sub-Fund may be invested in cash and cash equivalents at any one time without prior approval. However, it is understood that this threshold may be breached on occasion due to Mercer’s request to raise cash or due to the Sub-Advisor’s short-term trading needs.

15.	General range of the market value of the Sub-Fund invested in a particular country / sector basket: The percentage of the Benchmark invested in that country/sector basket +/- 7% but not to fall below 0%.

16.	General range of the market value of the Sub-Fund invested in a particular country: The percentage of the Benchmark invested in that country +/- 12% but not to fall below 0%.

17.	General range of the market value of the Sub-Fund invested in a particular global sector (currently defined by MSCI GICS®, where available): The percentage of the Benchmark invested in a global sector +/- 17% but not to fall below 0%.

With respect to each of the Sub-Fund’s diversification and asset allocation guidelines, if, during rebalance periods, appreciation or depreciation results in the Sub-Fund falling

Mercer Global Investments	4

NON US EQUITIES

Mercer Fund Name:	Non US Core Equity Fund
Sub-Advisor:	Arrowstreet Capital, Limited Partnership
Strategy Name:	International Equity (EAFE)

outside of the ranges described above, the Sub-Advisor shall promptly realign the Sub-Fund, a period of time not to exceed 15 business days.

Notwithstanding the foregoing, to the extent the Advisor determines in its sole discretion that the Fund may breach, or has breached, its concentration, diversification, asset allocation or other investment guidelines, the Advisor may, subject to Section 12 of the Agreement, instruct the Sub-Advisor that no additional purchases of a particular security or industry are permitted until the Fund’s holdings fall below the applicable limitation.

Investments in Other Investment Companies and Securities-Related Issuers

As required under the Investment Company Act of 1940:

18.	Not more than 5% of the Sub-Fund’s total assets may be invested in the equity securities of any one issuer that, in its most recent fiscal year, derived more than 15% of its gross revenues from the business of being a broker, dealer, underwriter or registered investment adviser (a “Securities-Related Issuer”);

19.	Not more than 10% of the Sub-Fund’s assets may be invested in the aggregate in the securities of other investment companies (including ETFs, such as SPDRs® and iShares®, and HOLDRs and foreign investment companies);

20.	Not more than 5% of the Sub-Fund’s total assets may be invested in securities of any single investment company (including ETFs such as SPDRs and iShares, and HOLDRs and foreign investment companies);

21.	The Sub-Fund may not invest in more than 3% of the outstanding voting securities of any single investment company (including closed-end funds, ETFs such as SPDRs and iShares, and HOLDRs and foreign investment companies);

Prohibited Investments and Practices

The following investments and practices are prohibited:

22.	Letter stock, private or direct placements (except where noted above in Permissible Investments, including with respect to participation notes);

23.	Short sales of any type;

24.	Share purchases involving the use of margin; lending or borrowing of funds or securities; leverage;

25.	Commodities contracts;

26.	Securities issued by Marsh & McLennan Companies, Inc., or its parent or affiliates, , as identified in the list provided by the Advisor to the Sub-Advisor attached hereto (as Appendix A), as updated from time to time;

27.	Securities issued by the Sub-Advisor or its affiliates other than as explicitly set forth herein;

28.	Trading with any affiliated entities of the Sub-Advisor, unless permitted by applicable law or regulation.

Mercer Global Investments	5

NON US EQUITIES

Mercer Fund Name:	Non US Core Equity Fund
Sub-Advisor:	Arrowstreet Capital, Limited Partnership
Strategy Name:	International Equity (EAFE)

Other Prohibitions or Constraints

29.	Not more than 10% of outstanding voting securities of any one issuer may be held in the Sub-Fund.

Exchange Traded Derivatives:

Exchange traded derivatives may be used for the following purposes:

1.	Equitize cash.

2.	Effect asset allocation changes.

3.	Enhance return.

4.	Reduce volatility.

5.	Reduce transaction costs.

6.	Alternative to direct investment in the cash equity market.

Derivatives may not be used for the following purposes:

1.	Provide leverage.

2.	Gain exposure to interest rates.

The Sub-Advisor is not permitted to use forward currency exchange contracts for hedging or speculative purposes in the Sub-Fund. Foreign currency exchange contracts may be used for cash management purposes and to facilitate the settlement of trades.

The Sub-Advisor may trade with any broker, dealer or other counterparty chosen in accordance with the Sub-Advisor’s best execution policy.

Trading Venues

The Sub-Advisor may, in accordance with its trading policies, trade on regulated markets and trading venues (including OTC markets) on which the securities it is trading are listed, registered or otherwise admitted to trading. The Sub-Advisor may also trade on non-exchange Alternative Trading Systems (ATS) which are approved by national or regional security regulatory bodies of the countries in which they operate. These ATS’s include (but are not limited to) Pure, Liquidnet H2O, DirectEdge, and TrackECN

Composite Equity Instruments

Composite Equity Instruments (“CEI”) are defined by the Sub-Advisor, at its discretion, and generally include, but are not limited to exchange traded funds and closed end funds that are based on broad and/or diversified indices. The Sub-Advisor may, in its discretion, evaluate such instruments by measuring the approximate underlying constituent level exposures. The Sub-Adviser will not consider CEI, either on a stand-alone basis or look-through basis, when measuring specific issuer or security-level restrictions, exclusions or limits.

Overdrafts and Economic Leverage

The Advisor understands and acknowledges that temporary short term overdrafts or leverage may occur in connection with trading across multiple time zones and varying trade settlement cycles. So long as such overdrafts or leverage result solely from the Sub-Advisor’s management of the Sub-Fund in accordance with its standard of care in Section 1 of the

Mercer Global Investments	6

NON US EQUITIES

Mercer Fund Name:	Non US Core Equity Fund
Sub-Advisor:	Arrowstreet Capital, Limited Partnership
Strategy Name:	International Equity (EAFE)

Agreement, such overdrafts and leverage shall not be deemed to be a breach of the Agreement and shall not be required to be reimbursed by the Sub-Advisor.

Instructions

Consistent with and subject to the terms of Section 12 of the Agreement, the Advisor may at any time provide instructions to the Sub-Advisor relating to, and consistent with, the matters set forth herein. Sub-Advisor acknowledges that such matters may include, but are not limited to the following: notices of contributions and redemptions, and Fund or Sub-Fund investment limitations, such as with respect to concentration, diversification or asset allocation.

Trade Size Considerations

The Advisor understands that the Sub-Advisor’s portfolio construction process involves an analysis of various factors, including transaction costs, which are forecasted using its proprietary transaction cost model. This model generally considers both the fixed costs of trading as well as costs that vary with trade size. However, the Sub-Advisor’s transaction cost model does not account for custody level transaction fees charged by the Sub-Fund’s custodian in connection with trades executed for the Sub-Fund (i.e. “ticket charges”) based on specific arrangements negotiated by the Fund with the Custodian.

The Sub-Advisor agrees to modify its existing optimization process applied to the Sub-Fund to increase the minimum trade size parameter within the process as of October 31, 2011. It is the expectation of the parties that an increase in the minimum trade size for the Sub-Fund will reduce the number of trades executed, thereby reducing custodian ticket charges. However, the parties acknowledge that increasing the minimum trade size is a departure from the Sub-Advisor’s standard optimization process and it is expected the characteristics of Sub-Fund will change as a result. For example, certain stocks that would otherwise be included in the Sub-Fund might be excluded because the optimization process deems the optimal number of shares to be purchased less than the minimum trade size applicable to the Sub-Fund. No assurance can be given that such modification will reduce ticket charges to the Sub-Fund or, if a reduction is achieved, that such reduction will be financially meaningful to the Sub-Fund.

Mercer Global Investments	7

Reporting

Report	Initially	Monthly	Quarterly	Annually	As Necessary
Investment Performance and portfolio holdings
Portfolio valuation reports for reconciliation with the custodian		✓
Investment commentary, including portfolio review, performance attribution, portfolio characteristics, and market analysis			✓
Significant changes in investment outlook, investment strategy, asset allocation, and other factors affecting management of the portfolio			✓		✓
Affirmation of compliance with this Statement of Investment Guidelines.			✓
Commission and soft dollar report, identifying commissions paid to each broker and services purchased using soft dollars and any backup materials thereto.			✓
Senior officer affirmation that there have been no material violations of the code of ethics or insider trading policy or, if any material violation has occurred the nature of such violation and action taken in response to such violation			✓
Proxy voting report, including specific votes			✓
Notification of violations of this Statement of Investment Guidelines					✓
Material changes in ownership, management or control of the Sub-Advisor					✓
Certificates of insurance, notification of material changes in insurance	✓				✓
Code of ethics and insider trading policy (Initial and upon material amendment)	✓			✓	✓
Proxy voting guidelines (Initial and upon amendment)	✓				✓
Transactions with affiliates			✓		✓
Form ADV, Part II (Initial, annual, and upon amendment)	✓			✓	✓
Onsite compliance due diligence visits	✓			✓
Compliance due diligence questionnaire	✓		✓	✓

Note: Monthly reports are generally expected within 5 days of the end of the reporting period, while quarterly and annual reports are generally expected within 15 business days of the end of the reporting period. Guideline violations and changes in insurance, business structure, or material changes to the investment advisor’s organization as described above, should be reported as quickly as possible, in accordance with the Agreement. Reports for compliance reviews, disclosures, and Board materials may periodically be required on a shorter notice.

Appendix A

Restricted List

Description	ID_BB_Company
MARSH & MCLENNAN	100942
ALEXANDER FORBES GROUP HOLDINGS LTD	29525656